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                                                                     Exhibit 5.1

           [McCONNAUGHHAY, ROLAND, MAIDA & CHERR, P.A. LETTERHEAD]




                                 January 7, 1997



Summit Holding Southeast, Inc.
2310 A-Z Park Road
Lakeland, Florida 33801


        Re:  Registration Statement on Form S-1 (No. 333-16499)


Ladies and Gentlemen:

        We have acted as Florida insurance regulatory counsel to Employers Self Insurers Fund ("ESIF"), a Florida group self-insurance fund authorized pursuant to section 624.4621, Florida Statutes, in connection with its proposed conversion to a stock insurance company ("Stock Insurer") pursuant to sections 624.461, 628.6013 and 628.6017, Florida Statutes. Upon the effectiveness of the Amended Plan of Conversion and Recapitalization (the "Plan of Conversion"), Stock Insurer will become a wholly owned subsidiary of Summit Holding Southeast, Inc. (the "Company"). The Company intends, following the effectiveness of the above-referenced Registration Statement (the "Registration Statement"), to (i) issue shares of Series A Preferred Stock in the Company (the "Preferred Shares") to all eligible policyholders of ESIF and (ii) issue and sell shares of Common Stock (the "Common Shares") to those eligible policyholders of ESIF who subscribe therefor and, to the extent that eligible policyholders do not subscribe for all the Common Shares, to the several underwriters (the "Underwriters") named in Schedule I to the Underwriting Agreement (the "Underwriting Agreement") to be entered into by and among the Company and the Underwriters. The Common Shares and the Preferred Shares are hereinafter referred to collectively as the "Shares."

        We have examined the Articles of Incorporation of the Company
(including the Certificate of Designation, Preferences and Rights of Series A Preferred Stock), the Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and the shareholders of the Company deemed by us to be relevant to this opinion letter, the proposed
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Summit Holding Southeast, Inc.
January 7, 1997
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form of the Plan of Conversion, the Registration Statement and the proposed form of the Underwriting Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, and the authenticity of the originals of such copies, and we have assumed all certificates of public officials to have been properly given and to be accurate.

        As to factual matters relevant to this opinion letter, we have relied upon the representations and warranties as to factual matters contained in certificates and statements of officers of the Company and certain public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

        On the basis of the foregoing, the subject to the limitations set forth herein, we are of the opinion that, upon the effectiveness of the Plan of Conversion, the due execution and delivery of the Underwriting Agreement by the parties thereto (to the extent that all of the Common Shares are not subscribed for by eligible policyholders) and the issuance and delivery of the Shares in accordance with the terms of the Plan of Conversion and the Underwriting Agreement (if applicable), the Shares will be validly issued, fully paid and nonassessable by the Company.

        Members of this firm are licensed to practice law in the State of Florida, and we express no opinion with regard to any law other than the laws of the State of Florida.

        We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        This opinion letter is being furnished by us to the Company and the Commission solely for the benefit of the Company and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Company or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond those expressly
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Summit Holding Southeast, Inc.
January 7, 1997
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stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.


                                      Sincerely,

                                      McCONNAUGHHAY, ROLAND, MAIDA
                                      & CHERR, P.A.


                                      By: /s/  Thomas J. Maida
                                         --------------------------------
                                                 Shareholder